Exhibit 5.3

July 9, 2015

Re: Consent of Independent Engineers

We refer to our report dated February 12, 2015 and effective December 31, 2014, evaluating the petroleum and natural gas reserves attributable to Crescent Point Energy Corp. and its affiliates, which is entitled “Evaluation of Certain Saskatchewan P&NG Reserves of Crescent Point Energy Corp. (As of December 31, 2014)” (the “Report”). In a letter dated February 27, 2015 certain amendments were made to the NI 51-101 section of the Report to properly account for the Saskatchewan Capital Surtax calculation.

We hereby consent to the references to our name in the Company's registration statement on Form F-10 and related prospectus to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together, the “Registration Statement”).

We also confirm that we have read the Registration Statement, and that we have no reason to believe that there are any misrepresentations in the information contained therein that was derived from the Report or that is within our knowledge as a result of the services we performed in connection with such Report.

Sincerely,

SPROULE ASSOCIATES LIMITED

/s/ Vincent K. Hui

Vincent K. Hui, P.Eng.
Petroleum Engineer and Partner